Exhibit 10.8


                              EMPLOYMENT AGREEMENT

     This Agreement dated July 1, 2001, by and between Business Operation Services Corp., having an office at 520 White Plains Road, Tarrytown, NY 10591 ("BOSC") and Alan Marc Smith residing at 55 Valley Road, New Rochelle, New York 10804 ("Employee").

     1. Employment. BOSC agrees to employ Employee and Employee accepts employment with BOSC pursuant to the terms and conditions set forth in this Agreement. Employee will devote his full business time, attention and best effort to the performance of his duties and responsibilities as an Employee of BOSC for the benefit of BOSC and Westcon Group, Inc. and its subsidiaries (collectively and individually "Affiliates"). Employee's duties, responsibilities, title, hours of work and compensation, will be set, on an annual basis, at the sole discretion of BOSC and its Affiliates. Employee's title, until and unless changed by BOSC, is President and Chief Executive Officer, Westcon Group, Inc.

     2. Term. The term of this Agreement will commence as of July 1, 2001 and continue for forty-two (42) months thereafter. After the initial forty-two (42) month term, the Agreement will automatically renew for one (1) year term(s), but may be terminated by either party on one hundred and eighty (180) days prior notice. No such termination notice may be given prior to January 16, 2005.

     3. Compensation. Except as otherwise provided in Section 4 herein, Employee will receive compensation from BOSC for his employment, subject to normal payroll procedures, as set forth herein.

     (a) Base Compensation. Employee shall receive Base Compensation as follows: (i) for the period July 1, 2001 through June 30, 2002, Five Hundred Thousand Dollars ($500,000), (ii) for the period July 1, 2002 through June 30, 2003, Five Hundred Seventy-five Thousand Dollars ($575,000), (iii) for the period July 1, 2003 through June 30, 2004, Six Hundred Fifty Thousand Dollars ($650,000), (iv) for the period July 1, 2004 through June 30, 2005 Seven Hundred Thousand Dollars ($700,000), payable in equal monthly installments or as otherwise agreed by the parties.

     (b) Annual Bonuses. Employee shall receive an Annual Bonus for each fiscal year ending February 28 during the term of this Agreement in the amount set forth in this paragraph ("Annual Bonus") upon achievement of the Westcon's Earnings Before Tax, as defined herein, ("EBT") goals set by resolution of the Board of Directors of Westcon Group, Inc. for the applicable fiscal year ending February 28 ("Target EBT"). In the event that Westcon's actual EBT for the applicable fiscal year is greater or lesser than the Target EBT, Employee's applicable Annual Bonus shall be adjusted by multiplying the applicable Annual Bonus by Westcon's Actual EBT for the applicable fiscal year end divided by the Target EBT for the applicable fiscal year.


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                           Fiscal Year                             Annual Bonus

         March 1, 2001 -- February 28, 2002 (FY 02)                  $250,000
         March 1, 2002 -- February 28, 2003 (FY 03)                  $287,000
         March 1, 2003 -- February 28, 2004 (FY 04)                  $325,000
         March 1, 2004 -- February 28, 2005 (FY 05)                  $350,000

     "EBT" shall not include extraordinary items not resulting from operations of Westcon Group, Inc. and its subsidiaries ("Westcon"), including without limitation the following: compensation charges against Westcon's earnings before taxes resulting from the exercise of a Put/Call Option Agreement by Westcon's shareholders; accounting charges against Westcon's earnings before taxes resulting from Datatec Limited or its subsidiaries or affiliates owning ninety-five (95%) of the issued and outstanding common shares of Westcon; accounting charges resulting from subsidiaries of Westcon having been or being purchased by Westcon from Datatec Limited, such as such charges resulting from the purchase of Westcon GmbH and RBR Networks GmbH; gains or losses from the line item known as "Discontinued Operations" in the consolidated balance sheets and income statements of Westcon, gains or losses from Extraordinary or Exceptional Events according the United States Generally Accepted Accounting Principles; and all other adjustments that negatively affect EBT made at Datatec Limited's request or Deloitte & Touche LLP's request that are not required by GAAP.

     Each Annual Bonus earned by Employee shall be paid to Employee no later than two (2) weeks after the completion of the Financial Statements of Westcon for the applicable fiscal year. For fiscal years after February 2002, Employee shall receive an Annual Bonus, payable annually, calculated in accordance with this paragraph and consistent with the first years Annual Bonus, provided however that Employee and the Board of Directors of Westcon Group, Inc. shall mutually agree upon the applicable Target EBT.

     (c) Benefits. During Employee's employment with BOSC, Employee will have the right to participate in and receive benefits of BOSC's employee benefit plans, subject to compliance with each plan's requirements for participation, including 401K, medical insurance, life insurance, expense reimbursement, stock option plan, holidays and rejuvenation days.

     4. Termination Payments. In the event that Employee's employment is terminated then BOSC will pay or provide to Employee the following:

         (a) by Employee for Good Cause, as defined herein, or BOSC for any reason other than Good Cause, (i) Compensation, including the Base Compensation as set forth in paragraph 3(a) for a period of (48) forty-eight months from the commencement of this Agreement which remains unpaid on the date Employee's employment is terminated (ii) a monthly amount equal to Employee's monthly base compensation on the date Employee's employment is


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


terminated for a period of eighteen (18) months from the last payment of Compensation pursuant to Section 3 herein; (iii) an amount equal to Employer's cost of maintaining the health insurance coverage for Employee and his family in effect immediately prior to termination of Employee's employment for a period of eighteen (18) months from the termination of employment; (iv) full vesting of Fifty percent (50%) of the stock options provided to Employee by reason of his employment with BOSC that are unvested at the time of termination of Employee's employment and an extension of period of time within which such options must be exercised to eighteen (18) months from the termination of Employee's employment; and (v) any amount of the restrictive covenant fee pursuant to a Non-competition Agreement entered into between the parties ("Restrictive Covenant Fee") that is not paid as of the date Employee's employment is terminated, including any installment payments after the date Employee's employment is terminated.

     (b) In the event that Employee's employment is terminated by Employee for any reason other than for Good Cause, or BOSC for Good Cause, then BOSC will pay or provide to Employee the following: (i) a monthly amount equal to Employee's monthly base compensation on the date Employee's employment is terminated multiplied times Nine (9) payable in equal monthly installments over a period of Eighteen (18) months from the last payment of Compensation pursuant to Section 3 herein; and (ii) Any amount of the Restrictive Covenant Fee that is not paid as of the date Employee's employment is terminated, including any installment payments after the date Employee's employment is terminated.

     For purposes of this Agreement, good cause for termination of Employee's employment shall mean: (i) In the event of termination of employment by BOSC, Employee's repeated, material incompetence, substandard productivity, or unsatisfactory performance or attendance, violation of BOSC's or Affiliates' material rules, regulations, policies, procedures or instructions, whether written or oral after receipt of at least one (1) written warning from BOSC regarding the same, material breach of any provision of this Agreement or Employee's fiduciary duty to BOSC or Affiliates, or commission of acts of dishonesty, engaging in any discriminatory or sexually harassing behavior or using, possessing, or being under the influence of alcohol, illegal drugs, or controlled substances on BOSC or Affiliates' property or while working for or representing BOSC or any Affiliate; (ii) Death or total disability of Employee as defined in BOSC's Long Term Disability Insurance Policy or in the event of termination of employment by Employee, Employee is required to relocate without Employee's acceptance, Employee's responsibility, authority, rank or title is significantly reduced, Employee's annual compensation from Employer is less than his then applicable annual base compensation or Employer materially breaches any provision of this Agreement ("Good Cause").

     5. Westcon Group, Inc. Stock Option Plan ("Plan"). BOSC will request that Employee be nominated to receive an option to purchase shares of


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Westcon Group, Inc. ("Option"). In order to receive the Option, the Board of
Directors of Westcon Group, Inc., must approve Employee's nomination and Employee must comply with all requirements of the Plan at the time the option is granted. All options are subject to the terms and conditions of the Plan.

     6. Work Product. All work product resulting from the performance of Employee's job with BOSC or Affiliates will be the sole property of BOSC or Affiliates. It is intended that work product include all developments of any kind that relate to BOSC's or Affiliates' business or confidential information or that the Employee conceives, makes, develops or acquires within the scope of his employment by BOSC or while providing services to Affiliate, including without limitation, any programs, trade secrets, discoveries, inventions, improvements, ideas, diagrams, processes or designs, classes, curriculum, custom courses and related training materials, whether or not reduced to writing, patented, copyrighted or trademarked ("Work Product"). Employee will: disclose the Work Product to BOSC or Affiliates; assign the Work Product to BOSC or Affiliates where appropriate; and cooperate with BOSC or Affiliates as necessary for BOSC or Affiliates to obtain patents, copyrights or other forms of protection for the Work Product. Employee acknowledges that no additional compensation will be due him with regard to any Work Product.

     7. Confidentiality. All information encountered or coming within the knowledge of Employee with regard to or arising out of his employment with BOSC will be deemed proprietary and confidential and belong solely to BOSC or where applicable Affiliates and be for BOSC's or Affiliates' sole use and benefit. Information includes without limitation: all drawings, specifications, plans, and other materials prepared in connection with his employment and all information relating to BOSC's or Affiliates' business, its customers and their business affairs, vendors, suppliers, methods, techniques, finances, processes, apparatus and trade secrets, but does not include information generally known to the public ("Information"). Employee will not disclose to third parties any Information obtained in the course of employment with BOSC, unless required by law to do so.

     8. Restrictive Covenants. During Employee's employment with BOSC and, Employee will not: (a) directly or indirectly become employed by, contract with, become interested in or provide services to any active vendor, customer or competitor of BOSC or Affiliates, as defined herein; (b) solicit, induce or attempt to induce any active Employee, consultant, contractor, vendor or customer of BOSC or Affiliates to discontinue any business or employment relationship or to refrain from entering into a new business relationship with BOSC or Affiliates.

     For purposes of this Agreement, an active relationship is one that is in existence during the term of Employee's employment by BOSC whether pursuant to written contract or not, including a prospective customer relationship where BOSC or Affiliates has solicited business during Employee's term of


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employment. The following will be presumed to be competitors of BOSC and its
Affiliates for purposes of this Agreement: Ingram Micro; Gates/Arrow; Merisel; Access Graphics; Tech Data; Computer 2000; Azlan PLC; Landis Group and any two-tier distributor of similar size and market of the foregoing entities of BOSC and Affiliates.

     9. Arbitration. All disputes between Employee and BOSC, its successors, assigns, Affiliates, parent, directors, officers, employees or agents with regard to or arising out of Employee's employment or termination of employment with BOSC or this Agreement ("Employment Disputes") will be submitted to binding final arbitration with the J.A.M.S./Endispute in New York, New York and in accordance with the rules of the J.A.M.S./Endispute then in effect. The successful party in the arbitration may be entitled to reimbursement by the other party of all reasonable attorneys fees, costs and arbitration expenses incurred as a result of the arbitration, at the discretion of the arbitrator. This agreement is intended to cover all civil claims with regard to or arising out of Employee's employment by BOSC or termination of Employee's employment with BOSC, including without limitation, employment discrimination on the basis of race, gender, age, religion, color, national origin, disability and veteran status (including claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act and any other claims under local, state or federal law concerning employment or employment discrimination) and claims based on public policy.

     THE PARTIES ACKNOWLEDGE AND AGREE THAT: (A) ARBITRATION WILL BE THE ONLY PROCEEDING AVAILABLE TO THEM FOR ANY EMPLOYMENT DISPUTE AND THAT THEY ARE WAIVING THEIR RIGHT TO PROCEED IN ANY AND ALL OTHER CIVIL LEGAL PROCEEDINGS, INCLUDING WITHOUT LIMITATION, STATE OR FEDERAL COURT AND ANY ADMINISTRATIVE PROCEEDINGS AVAILABLE TO THEM; (B) THEY ARE WAIVING THEIR RIGHT TO HAVE A JURY DECIDE ANY EMPLOYMENT DISPUTE; (C) THE ARBITRATOR MAY GRANT ANY REMEDY OR RELIEF THAT IS JUST AND EQUITABLE, OTHER THAN PUNITIVE, EXEMPLARY, DOUBLE OR TREBLE DAMAGES; (D) THE DECISION OF THE ARBITRATOR WILL BE FINAL AND BINDING ON THE PARTIES AND MAY BE JUDICIALLY ENFORCED; (E) THE ARBITRATOR WILL DETERMINE ALL ISSUES OTHER THAN INJUNCTIVE RELIEF, INCLUDING WHETHER A DISPUTE IS SUBJECT TO ARBITRATION; (F) NEITHER PARTY WAIVES THE RIGHT TO PROCEED IN COURT FOR INJUNCTIVE RELIEF.

     10. Injunctive Relief. Employee agrees that a breach of the covenants contained herein may cause irreparable damage to BOSC for which there may not be an adequate remedy at law and accordingly, BOSC will be entitled to injunctive relief in addition to any other remedies available at law.


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


     11. Assignment and Survival. Neither party may assign this Agreement without the other party's prior, written consent. The obligations under paragraphs 3, 4, 6, 7, 8 and 9 will survive termination of this Agreement.

     12. Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remainder of the provision and any other provisions of this Agreement will remain in full force and effect.

     13. Governing Law. This Agreement and the parties' rights and obligations thereunder will be interpreted and construed in accordance with and governed by the laws of the State of New York, other than conflict of laws.

     14. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which taken together will constitute but one and the same instrument.

     15. Notice. Any notice intended to be given hereunder will be sufficiently given if sent by national overnight carrier, shipping charges prepaid, addressed to the party at the address contained herein or any subsequent address of which the parties have been given written notice. Any such notice will be effective within Three (3) days of being deposited with the national overnight carrier.

     16. Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes all prior agreements with regard to the subject matter hereof. This Agreement not be amended or modified except in writing, signed by both parties and will be binding upon the parties, their heirs, successors, legal representatives and assigns.


Business Operation Services Corp.


     /s/ Jeanne Raffiani                            /s/ Alan Marc Smith
------------------------------------           --------------------------------
By:    Jeanne Raffiani                         Alan Marc Smith
Title: President                               Date:  7/1/01
Date:  7/17/01




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


                       AMENDMENT TO EMPLOYMENT AGREEMENT

     AMENDMENT (the "Amendment") dated as of May 7, 2004 to the Employment Agreement (the "Agreement") dated as of July 1, 2001 by and between Business Operation Services Corp., a predecessor to Westcon Group North America, Inc. (the "Company"), and Alan Marc Smith (the "Employee").

                              W I T N E S S E T H:

     WHEREAS, the Employee is employed by the Company pursuant to the Employment Agreement;

     WHEREAS, the Company and Employee desire to amend the Employment Agreement to provide Employee with certain entitlements to indemnification;

     NOW, THEREFORE, pursuant to Section 16 of the Employment Agreement, and in consideration of the mutual promises and agreements contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Employee hereby amend the Employment Agreement as follows:

     Section 1. Amendment to the Employment Agreement. A new Section 17 is hereby added to the Employment Agreement as follows:

     17. Indemnification.

     (a) The Company agrees that if the Employee is made a party, or is threatened to be made a party, to any action, suit or proceeding for any reason whatsoever, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company or any of its affiliates or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such actual or threatened Proceeding is the Employee's alleged action, inaction, error, statement or omission in an official capacity while serving as a director, officer, member, employee or agent, in addition to any other rights to indemnification, contribution, reimbursement or insurance otherwise available to the Employee, the Employee shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Company's Board of Directors or, if greater, by the laws of the State of Delaware (as the same may be amended to expand, but not to narrow, the Employee's right to indemnification hereunder), against all cost, expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or otherwise suffered by the Employee in connection therewith, and such indemnification shall continue as to the Employee even if he has ceased to be a director, member, employee or agent of the Company or other entity for any reason whatsoever and shall inure to the benefit of the Employee's heirs, executors and administrators without limitation as to time. The Company shall advance to the Employee all reasonable costs and expenses incurred or to be incurred (as evidenced by an invoice therefor) by him in connection with an actual or threatened Proceeding, and in connection with the defense or enforcement by Employee of his rights hereunder, within 20 calendar days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Employee to repay the amount of such advance if it shall be finally judicially determined, not subject to further appeal, that he is not entitled to be indemnified against such costs and expenses.

     (b) Neither the failure of the Company (including its board of directors, independent legal counsel or shareholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Employee under Section 12(a) above that indemnification of the Employee is legally permissible, nor a determination by the Company (including its board of directors, independent legal counsel or shareholders) that indemnification of the Employee is not legally permissible, shall create a presumption that the Employee is not entitled to such indemnification.

     (c) If the Company fails to acknowledge its obligation to indemnify the Employee, or to pay such indemnification or advance costs and expenses, within 20 calendar days of a written request therefor by Employee, then Employee may, but shall not be obligated, to seek enforcement of his rights hereunder.

     (d) The provisions of Section 9 hereof shall not be applicable to a dispute arising under, or Employee's enforcement of his rights under, this
Section 17."

     Section 2. Effect of Amendment. Except as amended hereby, the Employment Agreement shall remain unchanged and effective as of July 1, 2001. The Employment Agreement as amended hereby shall continue in full force and effect.

     Section 3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York (other than its rules of conflicts of laws to the extent that the application of the laws of another jurisdiction would be required thereby).


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     Section 4. Counterparts. This Amendment may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment on May 7, 2004.


                                        WESTCON GROUP NORTH AMERICA, INC.


                                        By: /s/ John P. O'Malley III
                                            ------------------------------------
                                            Name:  John P. O'Malley III
                                            Title: VP-Finance, CFO 5/7/04,
                                                   9:50 AM EST


                                        ALAN MARC SMITH


                                        /s/ Alan Marc Smith 5/7/04, 10:00 AM EST
                                        ----------------------------------------



                                   GUARANTEE

     The undersigned hereby unconditionally and irrevocably guarantees the obligations of the Company under this Amendment.


                                        WESTCON GROUP, INC.


                                        By: /s/ Jens Montanana
                                            ------------------------------------
                                            Name:  Jens Montanana
                                            Title: Director


Witness: Sarah Pearce

       Name:  Sarah Pearce
       Date:  May 7, 2004
       Time:  10:00 a.m.